Exhibit 99.1

•MESTEK, INC.

260 North Elm Street Westfield, MA 01085 (413) 568-9571 www.mestek.com

Contact: John E. Reed
(413) 568-9571

Westfield Massachusetts
January 19, 2005

        Mestek, Inc. (the “Company”) today announced that John E. Reed, the Chairman and Chief Executive Officer of the Company, proposed to a Special Committee of independent directors appointed at the Company’s December 14, 2004 regular Board meeting (the “Special Committee”) acting on behalf of the Board of Directors, that the Company’s 86% equity interest in Omega Flex, Inc. be spun-off, pro rata, to all of the Company’s public shareholders as of a record date to be established (the “Spin-Off”). In conjunction with the Spin-Off, Omega Flex, Inc. proposes to file a Form 10 registration under the Securities Exchange Act of 1934 and would expect to be a publicly traded, reporting company following the Spin-Off. It is not expected that the Spin-Off will require any vote of the Company’s shareholders; however, the approval of its Board of Directors will be necessary.

        It was further proposed to the Special Committee that, following the Spin-Off, the Company enter into a “going private” transaction. Specifically, it was proposed that the Company’s Articles of Incorporation be amended by shareholder vote, whereby the existing 8,600,103 issued and outstanding shares of Company common stock, together with treasury shares, as of a record date to be established, be reclassified in a “reverse stock split” of 1 share for each 2,000 issued, with provisions in the amendment to the charter such that fractional shares of those owning less than one share will not be issued.

        It was further proposed that the Special Committee, with the advice of its independent financial adviser, determine a fair and equitable “per share” value for a “pre-reverse stock split” share of Company common stock, reflecting the value of the Company following the Spin-Off, which is proposed to occur before the “going private” transaction is consummated. This would then form the basis for the full Board of Directors’ determination of the “per share” value to be used to effect a cash redemption of those shareholders who, by reason of the “reverse stock split” become owners of less than one share.

        It was further proposed that a vote on any required amendments to the Company’s Articles of Incorporation be put before the shareholders at the Annual Meeting of Shareholders, currently scheduled for May 24, 2005 at the Company’s headquarters in Westfield, Massachusetts.

        Management’s proposal of the Spin-Off as well as the terms, timing and structure of the “going private” transaction generally are to be reviewed and considered by the Special Committee which has been charged with making a recommendation regarding these matters to the full Board of Directors, which will ultimately make the determination of whether to go forward and propose the appropriate vote of the shareholders. There can be no assurances that either the Spin-Off or “going private” transaction will be consummated.

        John E. Reed, Chairman and CEO of the Company, indicated as follows:

        “We have given much consideration to the increased costs of remaining a public, reporting company, the time spent by senior management on corporate governance issues relating to being a public company, the increased exposure to litigation and the lack of our Company having had the need, to any significant degree, to utilize the benefits of being a public company, such as access to public equity or debt markets or the use of Company marketable securities as currency for acquisitions or incentive plans. These considerations lead us to believe that it will be beneficial for the Company to become private and de-list itself from the New York Stock Exchange in conjunction with this year’s Annual Meeting of the Shareholders, presently scheduled for May 24, 2005.

        We have also decided to propose to a Special Committee acting on behalf of the Board of Directors, that, prior to the “going private” transaction, the Company spin-off its 86% equity interest in its rapidly growing subsidiary, Omega Flex, Inc., pro rata, to all of the Company’s shareholders as of a record date yet to be established.

        We believe that there are many business purposes for such a spin-off, including the overall unlocking of shareholder value, the enabling of Omega Flex to attract and maintain a superlative management team with equity-related incentives, based on a publicly traded stock reflecting Omega’s unique contributions and the ability of Omega Flex to take advantage of some of the other opportunities of a publicly traded company, of which Mestek has not historically availed itself, namely, greater access to public or private capital, including debt and equity, the use of its stock in acquisitions and liquidity for its management team without having to wait for a transaction (such as the sale of the company) or having to rely on a future ability of Omega Flex to redeem their stock or stock equivalents.

        We look forward to working with the Special Committee and the Board of Directors as a whole to ensure these proposed transactions are in the best interests of the Company and all of its constituents, most importantly, its shareholders.”

        This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Mestek to control.

        Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts but rather reflect Mestek’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Mestek (or entities in which Mestek has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this news release. Mestek undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.